Exhibit 99.2

Taylor Holdco, LLC and Subsidiaries

Condensed Consolidated Financial Statements (unaudited)

As of December 31, 2017 and for the Nine Months Ended December 31, 2017 and 2016

Taylor Holdco, LLC and Subsidiaries

Taylor Holdco, LLC and Subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(In Thousands)

December 31,	2017
Assets
Current Assets
Cash and cash equivalents	$7,652
Receivables, net	27,505
Inventories, net	29,108
Current deferred income taxes	2,066
Prepaid expenses and other current assets	779

Total Current Assets	67,110

Noncurrent Assets
Property and equipment, net	3,010
Goodwill	75,439
Intangible assets, net	142,431
Other assets	225

Total Noncurrent Assets	221,105

Total Assets	$288,215

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(In Thousands)

December 31,	2017
Liabilities and Member’s Capital
Current Liabilities
Accounts payable	$13,851
Accrued liabilities	6,950
Current portion of contingent consideration	8,352
Mandatorily redeemable preferred units	27,220
Current portion of long-term debt	128,459

Total Current Liabilities	184,832

Long-Term Liabilities
Contingent consideration	1,795
Deferred income taxes	4,760
Long-term debt, net of current portion and debt issuance costs	50,698

Total Long-Term Liabilities	57,253

Total Liabilities	242,085

Commitments and Contingencies (Note 10)
Member’s Capital	46,130

Total Liabilities and Member’s Capital	$288,215

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(In Thousands)

Nine months ended December 31,	2017	2016
Net Sales	$123,159	$128,619
Cost of Goods Sold	71,867	72,521

Gross Profit	51,292	56,098

Operating Expenses
Selling, general, and administrative expenses	38,511	40,871
Change in fair value of contingent consideration	63	—

Total operating expenses	38,574	40,871

Income from operations	12,718	15,227

Other Expense
Interest expense	(11,576)	(11,743)
Redeemable preferred interest	(2,846)	(2,456)
Other, net	(75)	(86)

Total other expense	(14,497)	(14,285)

Income/(Loss) before income tax benefit	(1,779)	942
Income Tax Benefit (Expense)	2,198	(960)

Net Income/(Loss)	$419	$(18)

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

Nine Months ended December 31,	2017	2016
Cash Flows From Operating Activities
Net Income/(Loss)	$419	$(18)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	8,913	9,775
Redeemable preferred interest	2,846	2,457
Change in fair value of contingent consideration	63	—
Amortization of debt origination fees	779	778
Deferred income taxes	(2,367)	(283)
Changes in operating assets and liabilities:
Receivables	(2,679)	(9,793)
Income tax receivable	—	1,176
Inventories	(1,240)	(4,077)
Prepaid expenses and other assets	(17)	(103)
Accounts payable	(2,285)	2,872
Accrued liabilities	1,946	1,270

Net cash provided by operating activities	6,378	4,054

Cash Flows From Investing Activities
Cash paid for acquisition of business	(9,002)	—
Capital expenditures	(1,321)	(600)
Acquisition of intangible assets	(28)	—

Net cash used in investing activities	(10,351)	(600)

Cash Flows From Financing Activities
Principal payments of long-term debt	(5,312)	(3,966)

Net cash used in financing activities	(5,312)	(3,966)

Net change in cash and cash equivalents	(9,285)	(512)
Cash and equivalents, beginning of period	16,937	7,270

Cash and equivalents, end of period	$7,652	$6,758

Supplemental Disclosures of Cash Flow Information
Net cash used during the period for:
Interest	$11,390	$13,211

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

1. Description of Business

Taylor Holdco, LLC and subsidiaries dba Filament Brands (the “Company”) primarily design, market, and distribute consumer and food service precision measurement products, including kitchen scales, thermometers and timers, bath scales, wine accessories, kitchen tools, food and beverage containers, and select outdoor products to major retailers in the United States, Canada and select distributors throughout Europe and Asia. The Company distributes products under the Taylor, Salter, Springfield, HoMedics, Rabbit, Houdini, Metrokane, EatSmart, TravelWise, Chef’n, Vibe, d.stil, RBT, PlanetBox, and private label brand names. The Company is majority owned by Taylor Parent, LLC (“Parent Company”).

Taylor Finance, LLC is a wholly-owned subsidiary of Taylor Holdco, LLC (“Holdco”). Taylor Precision Products, Inc. is a wholly owned subsidiary of Taylor Finance, LLC.

On June 8, 2012, Taylor Acquisition, Inc. was formed and subsequently acquired the net assets of Taylor North American Scales from FKA Distributing Co. d/b/a HoMedics, Inc. Taylor North American Scales was a combination of Taylor Precision Products, the HoMedics USA bath scale business segment, the HoMedics Group Canada measurement products business segment, and Springfield Acquisition Co. LLC intellectual property. Upon formation, Taylor Acquisition, Inc. changed its name to Taylor Precision Products, Inc.

The Company acquired the assets of Health Tools LLC on November 8, 2013 and Metrokane Inc. on November 12, 2013. Health Tools LLC sources and sells precision kitchen and bathroom scales to customers based in the United States and Canada under the “EatSmart” brand name. Metrokane Inc. designs, sources, markets, and distributes high quality wine corkscrews, barware, and wine accessories under the “Rabbit,” “RBT,” “Houdini,” and, “Metrokane” brand names.

The Company acquired the stock of Chef’n Corporation (“Chef’n”) on December 23, 2014 in a cash and stock transaction. Chef’n designs, sources, markets, and distributes worldwide innovative kitchen tools and hydration products under the Chef’n, Vibe, d.stil and private label brand names.

On December 1, 2017, the Company acquired 100% of the outstanding shares of PlanetBox, LLC, a privately owned company that designs, markets, and distributes high quality food containment solutions, focused primarily on the school lunch market. The acquisition included a cash payment plus additional potential earn-out payments based on future performance.

2. Summary of Significant Accounting Policies

Basis for Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and include the accounts of Taylor Holdco, LLC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Our unaudited condensed consolidated financial statements reflect all adjustments, which only include normal recurring adjustments, and are in the opinion of management, necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the interim periods and are not necessarily indicative of results to be expected for the full fiscal year or for any other future annual or interim periods. The unaudited condensed consolidated financial statements should be read in conjunction with the audited condensed consolidated financial statements and notes thereto for the fiscal year ended March 31, 2017.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

Use of Estimates

The preparation of Condensed Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Condensed Consolidated Financial Statements and notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Trade Receivables

Collateral or other security is generally not required on trade receivables. The Company monitors the credit quality of its customers, and an allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses based on historical bad debt write-off experience and specific risks identified for uncollected accounts. Trade receivables are charged off against the allowance when it is determined that the receivable will not be collected. The allowance for doubtful accounts as of December 31, 2017 was $333. Trade receivables are presented net of reserves for estimated customer returns and allowances, at net realizable value.

Customer Concentration

One customer accounted for 21% of sales during the nine months ended December 31, 2017. As of December 31, 2017, one customer accounted for 36% of accounts receivable.

One customer accounted for 29% of sales during the nine months ended December 31, 2016.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. Certain slow-moving items have been reduced to net realizable value based on recent sales activity and management’s best estimate of future transactions. The reserve to reduce inventories to net realizable value as of December 31, 2017 was $375.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives, which range from two to five years. Upon sale or retirement of property and equipment, the cost and accumulated depreciation are eliminated from the respective accounts, and a gain or loss is recorded. Normal repair and maintenance costs are expensed as incurred. Expenditures for renewals and betterments are capitalized and depreciated over their estimated

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

useful lives. Assets classified as held for sale are stated at the lower of carrying amount or estimated fair value less cost to sell. Leasehold improvements are depreciated over the lesser of the expected lease term or estimated useful life.

Long-Lived Assets

Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated, future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic useful lives ranging from 5 to 15 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the acquisition method of accounting. Goodwill is not amortized. We test goodwill annually as of March 31 at the reporting unit level. We have determined the Company has one reporting unit. At each impairment testing date, we perform a quantitative assessment of goodwill and compare the fair value of the reporting unit to its carrying amount. To the extent the carrying amount exceeds its fair value, a second step would be performed to compute the amount of impairment as the difference between the implied fair value of goodwill and the carrying value.

The second impairment assessment, if required, involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. There are no circumstances or events that have occurred during the period which would indicate goodwill is impaired as of December 31, 2017.

Indefinite-lived intangible assets are reviewed for impairment annually as of March 31 and whenever events or circumstances indicate that the carrying value may not be recoverable. There are no circumstances or events that have occurred during the period which would indicate the carrying value of indefinite-lived intangible assets are not recoverable as of December 31, 2017.

Income Taxes

The Company’s subsidiary, Taylor Precision Products, Inc., is a corporation formed under Subchapter C of the Internal Revenue Code and is subject to corporate taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense is measured by the change in the deferred tax assets or liabilities during the year.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

On December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act revises the U.S. corporate income tax by, among other things, lowering the corporate income tax rate from 35% to 21%, adopting a quasi-territorial income tax system and imposing a one-time transition tax on foreign unremitted earnings, and setting limitations on deductibility of certain costs (e.g., interest expense) among other changes.

The Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) 118 to provide guidance to companies that have not yet completed their accounting for the Tax Act in the period of enactment. SAB 118 provides that the Company include in its financial statements a reasonable estimate of the impact of the Tax Act on earnings to the extent such estimate has been determined.

As of December 31, 2017, the Company has not completed its assessment of the accounting impact of the tax effects of the Tax Act. The Company recorded a provisional income tax expense of $1.7 million for the nine months ended December 31, 2017 associated with the re-measurement of the Company’s deferred tax assets and liabilities stemming from the reduction of the U.S. federal income tax rate based on the reasonable estimate guidance provided by SAB 118.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Management believes the Company has no unrecognized tax benefits. The Company’s policy for recording interest and penalties associated with examinations by tax authorities is to record such items as a component of income tax expense.

The Company and its subsidiaries’ tax years ending in 2013 through 2017 remain open to examination by federal and state tax authorities. The Company files state income tax returns in multiple jurisdictions, each with unique laws regarding statutes of limitations.

Fair Value Measurements

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820-10, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;

Level 2 —	Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —	Inputs to valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates or assumptions relating to the pricing of the asset or liability including assumptions regarding risk.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

The Company followed purchase accounting conventions as prescribed by ASC 805, Business Combinations, to establish the opening balance sheet of the acquired entities for all its acquisitions. The fair value measurement methods used to estimate the fair value of the assets acquired and liabilities assumed at the acquisition date utilized a number of significant unobservable inputs of Level 3 assumptions. These assumptions included projections of future operating results, the implied fair value of assets using an income approach by preparing a discounted cash flow analysis, and other subjective assumptions.

The carrying values of financial instruments such as cash, accounts receivable, accounts payable, and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes that the current carrying amount of its long-term debt approximates fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Revenue Recognition

The Company recognizes revenues when the following criteria are met: persuasive evidence of an agreement exists, upon the later of shipment of product to the customer or when title to the product transfers to the customer per the terms of the sales contract, the Company’s price to the buyer is fixed and determinable, and collectability is reasonably assured. Revenues are recorded net of estimated sales returns and allowances.

Customer Rebates and Consumer Advertising

The Company participates in cooperative advertising and other rebate programs with its customers, including volume rebates. During the nine months ended December 31, 2017 and 2016, $4,078 and $4,795 was incurred under these programs, respectively. These amounts are reflected as a reduction to net sales. The Company expenses all consumer advertising costs as incurred.

As of December 31, 2017, the reserves for cooperative advertising and other rebates were $1,041, which are included in net receivables. Reserves are estimated using historical experience and terms of existing arrangements with customers.

Merchandise Returns

For the nine months ended December 31, 2017 and 2016, sales returns under merchandise returns programs were $3,301 and $3,030, respectively. Sales returns are reflected in the calculation of net sales. Reserves for estimated merchandise returns as of December 31, 2017 included in net receivables were $1,185 and are estimated using historical experience.

Shipping and Handling Costs

Shipping and handling costs of $1,588 and $1,648 are classified as selling, general, and administrative expenses in the consolidated statements of operations for the nine months ended December 31, 2017 and 2016, respectively. Amounts charged to customers for recovery of shipping and handling costs are included in net sales.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

Research and Development

Research and development expenses consist primarily of outside contract costs incurred in the development or testing of prototype products. These costs are expensed as incurred in selling, general and administrative expenses in the consolidated statements of operations.

Employee Benefits

The Company sponsors a 401(k) defined contribution savings plan for its U.S. employees. The Company provides a matching contribution up to a maximum of 3% of a participant’s eligible compensation, and employees become immediately vested. The Company made employer contributions of $185 and $108 to the plan for the nine months ended December 31, 2017 and 2016, respectively.

Recently Adopted Accounting Standards

In April 2017, the Company adopted ASU 2015-11, Simplifying the Measurement of Inventory. ASU 2015-11 requires that an entity measure inventory at the lower of cost and net realizable value. The adoption of this standard did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Standards

In May 2014, the FASB issued new authoritative accounting guidance on revenue from contracts with customers. The new standard provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. It also requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. In August 2015, the FASB changed the effective date of the new revenue recognition accounting guidance for private companies to be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for annual periods beginning after the original effective date of December 15, 2016. The Company is in the process of reviewing customer contracts and evaluating the impact of the new standard on the Condensed Consolidated Financial Statements and the timing of the adoption.

In November 2015, the FASB issued new authoritative accounting guidance on simplifying the presentation of deferred income taxes, which requires that deferred income tax liabilities and assets be presented as a net non-current deferred tax asset or liability by jurisdiction on the balance sheet. The current requirement that deferred tax assets and liabilities of a tax-paying component of an entity be offset and presented as a single amount is unchanged. This guidance is effective for periods beginning after December 15, 2017; however, earlier adoption is permitted for all entities for any interim or annual statements that have not been issued. The Company is in the process of evaluating the impact of the new standard on the Condensed Consolidated Financial Statements and the timing of adoption.

In February 2016, the FASB issued new authoritative accounting guidance on leases which increases transparency and comparability for lease transactions. The new standard brings substantially all leases on the balance sheets for operating lease arrangements with lease terms greater than 12 months for lessees. This update will require a modified retrospective application, which includes a number of optional practical expedients related to the identification and classification of leases commenced before the effective date. The new standard is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company is in the process of assessing the impact of the new standard on the Condensed Consolidated Financial Statements and the timing of adoption.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies how entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The ASU is effective for the Company’s fiscal year ended March 31, 2023. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is in the process of assessing the impact of the new standard on the Condensed Consolidated Financial Statements upon adoption.

3. Acquisitions

During December 2014, the Company acquired the stock of Chef’n Corporation (“Chef’n”) for $66,656. Consideration paid for the Chef’n acquisition included an estimate of contingent consideration payable in cash to the former owners should certain gross profit targets be met in the future. The fair value of the contingent consideration was determined using Level 3 inputs. At the acquisition date, the Company estimated the fair value was $6,540, determined using the probability of potential payout.

As of December 31, 2017, the Company revalued the contingent consideration payable to $8,352. The fair value of the contingent consideration is determined based on a discounted cash flow analysis using market and operating performance projections available at the balance sheet dates, a risk free interest rate of approximately 1%, and discounted over the remaining months until expiration of the agreement on December 23, 2017. For the nine months ended December 31, 2017 and 2016, there was a change in the estimated fair value of the contingent consideration of $63 and $0, respectively. The contingent consideration payable is due within 60 days of the expiration of the agreement. The contingent consideration has been paid in full subsequent to December 31, 2017.

Acquisition of PlanetBox LLC

On December 1, 2017, the Company acquired 100% of the outstanding shares of PlanetBox, LLC, for $10,776, including transaction costs of $537. The Company acquired the business to continue to expand the product offerings and brands to the retail trade and expansion of the Company’s internet channel. The following table summarizes the allocation of the consideration transferred to assets acquired and liabilities assumed:

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

Receivables, net	$52
Inventories, net	636
Property and equipment, net	68
Goodwill	4,820
Intangible assets, net	5,200

Total Assets	10,776

Total purchase price	10,776
Less: Contingent consideration	(1,774)

Total Cash Paid for Acquisition	$9,002

Consideration paid for the PlanetBox acquisition includes an estimate of contingent consideration payable in cash to the former owners should certain profitability and gross profit targets be met in the future. The fair value of the contingent consideration was determined based on a discounted cash flow analysis using market and operating performance projections available at the acquisition date, a risk free interest rate of approximately 1%, and discounted over the remaining months until the date of expected payment. At the acquisition date, the Company estimated the fair value was $1,774, based on the probability of potential payout.

Other than goodwill, the acquired intangible assets primarily consist of trade names, technology, non-compete agreements, and customer relationships. The weighted-average amortization period for the acquired finite-lived intangible assets is 13 years. The fair value measurement methods used to estimate the fair value of the finite-lived assets at the acquisition date utilized a number of significant unobservable inputs of Level 3 assumptions. These assumptions included, among other things, projections of future operating results, the implied fair value of assets using an income approach by preparing a discounted cash flow analysis, and other subjective assumptions.

The goodwill recognized in connection with the acquisition is deductible for tax purposes.

4. Related-Party Transactions

The management fee incurred under the arrangement with the majority unitholder of Parent Company was $567 and $449 for the nine months ended December 31, 2017 and 2016, respectively, and is included within selling, general, and administrative expenses in the consolidated statements of operations.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

5. Property and Equipment

Property and equipment at December 31, 2017 consist of the following:

Description	2017	Useful Life In Years
Leasehold improvements	$764	Lease life
Machinery, molds, and equipment	5,014	2-3
Computers, furniture and fixtures	3,375	3-5
Construction in process	89

Total property and equipment	9,242
Less accumulated depreciation	(6,232)

Total Property and Equipment, net	$3,010

Depreciation expense totaled approximately $1,360 and $1,104 for the nine months ended December 31, 2017 and 2016, respectively.

6. Goodwill and Other Intangible Assets

During the nine months ending December 31, 2017 $4,820 of goodwill was booked related to the acquisition of PlanetBox LLC. There were no changes in carrying amounts of goodwill during the nine months ended December 31, 2016.

At December 31, 2017, the net book value of intangible assets is as follows:

December 31, 2017	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(14,634)	$27,066	15
Technology	26,886	(13,277)	13,609	10
Customer relationships	45,200	(10,119)	35,081	15
Noncompete agreement	14,500	(14,218)	282	5
Patents	382	(79)	303	15
Order backlog	230	(230)	—

Total amortizable intangible assets	128,898	(52,557)	76,341
Indefinite-lived trade names	66,090	—	66,090

Total intangible assets	$194,988	$(52,557)	$142,431

No impairments were recorded during the nine months ended December 31, 2017 and 2016.

Amortization expense totaled approximately $7,553 and $8,671 for the nine months ended December 31, 2017 and 2016, respectively.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

A summary of estimated future amortization of intangible assets is as follows:

Years ending March 31,
2018 (Less amortization from April 1, 2017 to December 31, 2017)	$2,423
2019	8,684
2020	8,555
2021	8,555
2022	8,555
Thereafter	39,569

Total future amortization	$76,341

7. Debt

Total borrowings as of December 31, 2017 consist of the following:

December 31,	2017
Senior debt	$128,459
Subordinated debt	51,700

Total	180,159
Less current portion of above	(128,459)
Less unamortized debt issuance costs	(1,002)

Long-term debt, net	$50,698

In December 2014, the Company amended its Senior Credit Agreement (“Credit Agreement”) dated June 8, 2012, which was previously amended in November 2013. The Credit Agreement consists of a revolving line of credit (the “Revolver”), which was subsequently increased from $15,000 to $20,000. As of December 31, 2017, there were no borrowings outstanding on the Revolver. In addition, the original agreement dated June 8, 2012 provided for $66,600 in term debt, of which $54,780 was outstanding at the time of amendment (“Senior Debt”). The first amendment provided for an increase in the term loan of $70,000, for a total of $124,780. The second amendment provided for supplemental term loans of $41,310.

The Company is required to make quarterly principal payments, adjusted for any prepayments, on the Senior Debt and the supplemental term loan in the amount of 0.625% of outstanding principal for quarters in fiscal year 2016, and 1.25% of outstanding principal for quarters thereafter, with the remainder due on November 6, 2018, the maturity date. The Company may make prepayments

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

as allowed under the Credit Agreement, which are applied against future principal installments. At the Company’s option, borrowings under the Revolver and Senior Debt are based on London InterBank Offered Rate (LIBOR) plus 4.5% or the base rate, as defined by the terms of the agreement, with a floor of 5.5%. At December 31, 2017 and 2016, the interest rate for the Senior Debt was based on LIBOR and stated at 5.5%. At December 31, 2017, interest payable of $1,461 as outstanding and is included within accrued liabilities on the consolidated balance sheets.

In December 2014, the Company amended its Subordinated Credit Agreement (“Subordinated Debt”) dated June 8, 2012, which was previously amended in November 2013. The original agreement dated June 8, 2012 provided $25,600 in term debt which was outstanding at the time of amendment. The first amendment provided for an increase in the Subordinated Debt of $19,200, for a total of $44,800, with the ability to draw additional notes under the amended agreement of up to $22,100. The second amendment provided for an increase in the Subordinated Debt of $6,900, for a total of $51,700.

Subordinated Debt under the amended agreements matures on May 6, 2019. No principal payments are required until maturity. The Subordinated Debt carries cash interest of 13% including, at the option of the Company, payment-in-kind interest of 2% payable quarterly. At December 31, 2017, there was no interest payable outstanding.

The Company capitalized $232 and $2,522 of additional debt fees in December 2014 and November 2013, respectively, associated with the amended Senior Credit and amended Subordinated Credit Agreements, which are being amortized on a straight-line basis through the maturity date of the agreements, which does not materially differ from the effective interest rate.

The Credit Agreement and Subordinated Debt agreement contain restrictive covenants, including, but not limited to, limitations on capital expenditures and require maintenance of minimum leverage and fixed charge coverage ratios. The outstanding debt is collateralized by substantially all of the Company’s assets. The Company was in compliance with all covenants as of December 31, 2017.

Aggregate maturities of long-term debt are as follows:

Year ending March 31,
2018 (three months from December 31, 2017 to March 31, 2018)	$1,911
2019	128,459
2020	49,789

Total	$180,159

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

8. Income Taxes

The income tax benefit consists of the following:

For 9 months ended December 31,	2017	2016
Current Income Tax Expense
Federal	$169	1,144
State and local	—	40

Total Current Income Tax Expense	169	1,184

Deferred Income Tax (Benefit) Expense
Federal	(2,328)	(421)
State	(39)	197

Total Deferred Income Tax Benefit	(2,367)	(224)

Total Income Tax (Benefit) Expense	$(2,198)	960

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2017 are as follows:

2017
Deferred Tax Assets
Transaction costs	$1,305
Inventory capitalization	465
Net operating loss carryforwards	300
Reserves and accrued liabilities	1,621
PIK Interest Liability	3,465

Total Deferred Tax Assets	7,156

Deferred Tax Liabilities
Prepaid expenses	143
Depreciation and amortization	9,707

Total Deferred Tax Liabilities	9,850

Total Net Deferred Tax Liabilities	$(2,694)

The difference between the financial statement benefit for income taxes and the amount derived by applying the statutory federal income tax rate to loss before income taxes is principally related to state income taxes and the nondeductible portion of meals and entertainment expenses.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

9. Mandatorily Redeemable Preferred Units

The Company has authorized and issued 12,000 Mandatorily Redeemable Preferred Units (“Redeemable Preferred Units”). Each Redeemable Preferred Unit accrues an annual yield of 15% on the sum of (i) the unreturned capital value, which was $12 million upon formation of the Company, plus (ii) the unpaid yield for all quarterly periods (“Liquidation Value”).

The Company is obligated to purchase all of the Redeemable Preferred Units by June 8, 2018 (“Mandatory Redemption Date”). At the Mandatory Redemption Date the Liquidation Value of Redeemable Preferred Units will approximate $29,000. The Company may also purchase the Redeemable Preferred Units prior to the Mandatory Redemption Date on or any time after the second anniversary of the closing date, which was June 8, 2012, or upon a change in control of the Company, at a redemption price equal to the Liquidation Value at the date of redemption payable in cash.

The Redeemable Preferred Units are accounted for under ASC Topic 480-10 Accounting for Redeemable Equity Instruments. As of December 31, 2017, there are 12,000 Redeemable Preferred Units outstanding with a Liquidation Value of $27,220 presented as mandatorily redeemable preferred units as a current liability on the consolidated balance sheets.

10. Commitments and Contingencies

The Company leases buildings and equipment under various operating leases expiring through 2022. Total rent expense under these operating leases was $806 and $688 for the nine months ended December 31, 2017 and 2016, respectively. Future lease payments under all operating leases in effect at December 31, 2017, that have initial or remaining lease terms in excess of one year are as follows:

Year ending March 31,
2018 (three months from January 1, 2018 to March 31, 2018)	$279
2019	985
2020	590
2021	206
2022	116

Total	$2,176

Periodically, the Company is subject to lawsuits and other claims. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. Based on the facts and circumstances of such matters and, where necessary, advice of legal counsel, no matters currently pending will have a material impact on the Company’s consolidated financial position or results of operations.

Taylor Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(In Thousands)

11. Subsequent Events

Subsequent events are events or transactions that occur after the consolidated balance sheet date but before the Condensed Consolidated Financial Statements are issued. The Company recognizes in the Condensed Consolidated Financial Statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the Condensed Consolidated Financial Statements. The Company’s Condensed Consolidated Financial Statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the Condensed Consolidated Financial Statements are available to be issued.

On December 22, 2017, the Company entered into an agreement with Lifetime Brands (NasdaqGS:LCUT) (“Lifetime”), a leading global provider of branded kitchenware, tableware and other products used in the home, under which Lifetime will acquire the Company in a cash and stock transaction. The transaction closed on March 2, 2018. The aggregate consideration was approximately $295.8 million, $218.9 million of cash consideration and 5,593,116 newly issued shares of Lifetime’s common stock, with a value equal to $76.9 million, based on the market value of Lifetime’s common stock as of March 2, 2018. Consideration was used to repay certain indebtedness of the Company.

The Company has evaluated subsequent events through May 17, 2018, which is the date the Condensed Consolidated Financial Statements were available to be issued.